Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SECUREALERT, INC.

SecureAlert, Inc. (the “Corporation”), does hereby amend and restate its Articles of Incorporation, as amended, in their entirety in accordance with the Utah Revised Business Corporation Act, as amended, (the “Act”), and certifies as follows:

ARTICLE I
NAME

The name of the Corporation is Track Group, Inc.

ARTICLE II
PURPOSES AND POWERS

The Corporation is organized to engage in any and all lawful acts, activities and pursuits for which corporations may presently or hereafter be organized under the Act. The Corporation shall have all powers allowed by law, including, without limitation, those powers described in Section 16-10a-302 of the Act.

ARTICLE III
AUTHORIZED SHARES

The Corporation is authorized to issue two classes of shares to be designated, respectively, the “Common Stock” and the “Preferred Stock.”  The total number of shares of Common Stock authorized to be issued is fifteen million (15,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000).  The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

Each outstanding share of the Common Stock and Preferred Stock of the Corporation held prior to the filing of these Amended and Restated Articles of Incorporation (the “Restated Articles”) shall immediately after such filing represent that same number of shares of Common Stock or Preferred Stock respectively.  These Restated Articles do not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

The Corporation’s previously authorized and designated Series A, Series B, Series C and Series D Convertible Preferred Stock have been redeemed, converted, and/or cancelled and such Convertible Preferred Stock Designations are of no further effect and no longer valid or existing as of the adoption and filing of these Restated Articles.

ARTICLE IV
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Utah is 111 East Broadway, Suite 900, Salt Lake City, UT  84111.  The name of its registered agent at such address is DJP Corporate Services Salt Lake.

ARTICLE V
LIMITATION ON LIABILITY

Within the meaning of and in accordance with Section 16-10a-841 of the Act:

A. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except as provided in this ARTICLE V.

B. The limitation of liability contemplated in this ARTICLE V shall not extend to (a) the amount of a financial benefit received by a director to which he or she is not entitled, (b) an intentional infliction of harm on the Corporation or its shareholders, (c) a violation of Section 16-10a-842 of the Act, or (d) an intentional violation of criminal law.

C. Any repeal or modification of this ARTICLE V by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

D. Without limitation, this ARTICLE V shall be applied and interpreted, and shall be deemed to incorporate, any provision of the Act, as the same exists on the date hereof or may hereafter be amended, as well as any applicable interpretation of Utah law, so that personal liability of directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

ARTICLE VI
ADOPTION OF ARTICLES

The foregoing Restated Articles were duly approved by all of the Board of Directors of the Corporation at a meeting of the Board of Directors on February 26, 2015, and by a majority vote at a meeting the Shareholders of all issued and outstanding voting securities the Corporation on May 19, 2015, in conformity with the requirements of the Act and the Bylaws of the Corporation.  At the time of the adoption of the foregoing Restated Articles, the Corporation had one class of stock outstanding, designated as Common Stock and 10,131,629 Common Stock shares were issued and outstanding, all of which were entitled to vote thereon.  The number of shares of Common Stock that voted to approve the foregoing Restated Articles was 6,742,027, or 66.54% of the issued and outstanding shares, which is sufficient for the approval of the foregoing Restated Articles.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation are executed as of the 19th day of May, 2015.

TRACK GROUP, INC.

By: /s/ Guy Dubois

Name: Guy Dubois

Title: Executive Committee Member, Acting Chief Executive Officer